As filed with the Securities and Exchange Commission on April 3, 2018

Registration No. 333-217838

Registration No. 333-188398

Registration No. 333-161484

Registration No. 333-149674

Registration No. 333-88744

Registration No. 333-43631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217838

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188398

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161484

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149674

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88744

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-43631

UNDER

THE SECURITIES ACT OF 1933

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1153720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

(Address of Principal Executive Offices, including Zip Code)

Almost Family, Inc. 2017 Stock and Incentive Compensation Plan

Almost Family, Inc. 2013 Stock and Incentive Compensation Plan

Almost Family, Inc. 2009 Employee Stock Purchase Plan

Almost Family, Inc. 2007 Stock and Incentive Compensation Plan

Almost Family, Inc. 2000 Stock Option Plan

Caretenders Health Corp. Non-Employee Directors Deferred Compensation Plan

(Full Title of Plans)

C. Steven Guenthner

President

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

(502) 891-1000

(Name, address, and telephone number, including area code, of agent for service)

With copy to:

James A. Giesel

FROST BROWN TODD LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

(502) 589-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed by Almost Family, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-217838, registering approximately 1,457,776 shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) under the Almost Family, Inc. 2017 Stock and Incentive Compensation Plan, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2017;

•	Registration Statement No. 333-188398, registering 700,000 shares of Common Stock under the Almost Family, Inc. 2013 Stock and Incentive Compensation Plan, as previously filed with the Commission on May 7, 2013;

•	Registration Statement No. 333-161484, registering 300,000 shares of Common Stock under the Almost Family, Inc. 2009 Employee Stock Purchase Plan, as previously filed with the Commission on August 21, 2009;

•	Registration Statement No. 333-149674, registering 500,000 shares of Common Stock under the Almost Family, Inc. 2007 Stock and Incentive Compensation Plan, as previously filed with the Commission on March 12, 2008;

•	Registration Statement No. 333-88744, registering 500,000 shares of Common Stock under the Almost Family, Inc. 2000 Stock Option Plan, as previously filed with the Commission on May 21, 2002; and

•	Registration Statement No. 333-43631, registering 100,000 shares of Common Stock under the Caretenders Health Corp. Non-Employee Directors Deferred Compensation Plan, as previously filed with the Commission on December 31, 1997.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Company pursuant to the Registration Statements.

On April 1, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 15, 2017 (the “Merger Agreement”), by and among the Company, LHC Group, Inc., a Delaware corporation (“LHC Group”), and Hammer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of LHC Group (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of LHC Group.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Louisville, Commonwealth of Kentucky, on this 3rd day of April, 2018.

Almost Family, Inc.
(Registrant)

By:	/s/ C. Steven Guenthner
C. Steven Guenthner
President